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                                                                    EXHIBIT 99.1

                        SUNSET FINANCIAL RESOURCES, INC.

                             AUDIT COMMITTEE CHARTER

                           (ADOPTED DECEMBER 5, 2003)

PURPOSE

The Audit Committee (the "Audit Committee" or the "Committee") of Sunset Financial Resources, Inc. (the "Company") shall assist the Company's board of directors ("Board") in fulfilling its oversight responsibilities to stockholders for monitoring (1) the quality and integrity of the financial statements of the Company; (2) the Company's compliance with ethical policies contained in the Company's Code of Conduct and legal and regulatory requirements; (3) the independence, qualification and performance of the Company's independent auditors; (4) the performance of the Company's independent auditors; and (5) the Company's accounting and financial reporting processes and audits of the Company's financial statements. The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Audit Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

ORGANIZATION

This Charter governs the operations of the Audit Committee. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Charter to the Board for approval. The Company's Nominating and Corporate Governance Committee shall nominate directors for appointment to the Audit Committee. The Board will annually appoint Committee members and a Chairman of the Committee. The Board may remove Committee members at any time with or without cause, by a majority vote. The Board will fill any vacancy on the Committee. The Audit Committee shall be comprised of at least three directors, each of whom is independent as determined in accordance with the requirements of the Sarbanes-Oxley Act of 2002 ("Sarbanes"), the New York Stock Exchange ("NYSE"), the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission ("SEC"). Members of the Audit Committee may not receive any compensation from the Company other than directors' fees. All members of the Audit Committee must be financially literate, and at least one member must be an "audit committee financial expert" pursuant to Sarbanes and any SEC rules promulgated relating thereto. No Committee member may serve on the audit committee of more than two other public companies without Board approval. The Audit Committee shall maintain minutes of its meetings and report to the Board.

RESPONSIBILITIES AND PROCESSES

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for preparing the Company's financial statements and the Company's independent auditors are responsible for auditing the annual financial statements and for reviewing the unaudited interim financial statements. Nor is it the duty of the Audit Committee to conduct investigations to assure compliance with laws and regulations and compliance with the Company's Code of Conduct and Ethics.



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The following shall be the principal duties and responsibilities of the Audit
Committee. These are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate.

In carrying out its responsibilities, the Audit Committee shall:

1. Retain, subject to stockholder ratification, the independent auditors of the Company to conduct the examination of the books and records of the Company and its affiliates, and terminate any such engagement if circumstances warrant. The independent auditors are ultimately accountable to, and shall report directly to, the Audit Committee. The Audit Committee shall provide oversight of the work of the independent auditors, including resolution of disagreements between management and the independent auditors regarding financial reporting.

2. Pre-approve all audit services and, to the extent permitted by law, all non-audit services provided by the independent auditors, as well as the fees and terms for providing such services. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. However, pre-approval of non-audit services is not required if (i) the aggregate amount of non-audit services is less than 5% of the total amount paid by the Company to the auditor during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by the Company as non-audit services at the time of the engagement; and (iii) such services are promptly brought to the attention of the Committee and, prior to completion of the audit, are approved by the Committee or by one or more Committee members who have been delegated authority to grant approvals.

3. At least annually, obtain and review a report by the independent auditors describing: (i) the firm's internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting any independent audits carried out by the firm and any steps taken to deal with any such items; and (iii) all relationships between the independent auditor and the Company.

4. Evaluate the performance of the Company's independent auditors and lead audit partner, and report its conclusions to the full Board.

5. Meet with the Company's independent auditors and management to review the scope of the proposed annual audit (and related quarterly reviews), the key audit procedures to be followed and, at the conclusion of the audit, review the principal audit findings including any comments or recommendations of the Company's independent auditors.

6. Obtain assurance from the Company's independent auditors that it has complied with its obligation to report any fraud identified in connection with its audit of the financial statements of the Company.

7. Discuss the Company's annual audited financial statements and unaudited quarterly financial statements with management and the independent auditors, including management's discussion and analysis of financial condition and results of operations. Discuss other matters with the Company's independent auditors as required by the SEC and, if the financial statements are acceptable, recommend that the audited financial statements be included in the Company's Annual Report on Form 10-K. While the fundamental responsibility for the Company's financial statements and disclosures rests with management, the Committee will review: (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of



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accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; (ii) analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements and the treatment preferred by the independent auditors; (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (iv) earnings press releases (paying particular attention to any use of pro-forma information and non-GAAP information).

8. Prepare the report of the Audit Committee required by the SEC to be included in the Company's annual proxy statement.

9. Meet, at least annually, with management to discuss, as appropriate, significant accounting accruals, estimates and reserves; litigation matters; management's representations to the independent auditors; new or proposed regulatory accounting and reporting rules; any significant off-balance sheet transactions and special purpose entities; and any significant financial reporting issues or judgments disputed with the Company's independent auditors.

10. At least annually, receive from and discuss with the independent auditors and management, separately or together as determined by the Committee, a report on (i) all critical accounting policies and practices to be used; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Company, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (iii) other material written communications between the independent auditors and management of the Company, such as any management letter or schedule of unadjusted audit differences.

11. Review quarterly with the Company's CEO and CFO (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data; (ii) any material weakness in the Company's internal controls; and (iii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company's internal controls.

12. Review annually with management and the independent auditors (i) the internal control report contained in the Company's Annual Report on Form 10-K regarding management's assessment of the effectiveness of the internal control structure and procedures of the Company for financial reporting; and (ii) the attestation and report of the independent auditors regarding management's assessment of internal controls.

13. Discuss with the Company's independent auditors and management information relating to the auditors' judgments about the quality, not just the acceptability, of the Company's accounting principles and matters identified by the auditors during its interim reviews. Also, the Committee shall discuss the results of the annual audit and any other matters that may be required to be communicated to the Audit Committee by the Company's independent auditors under generally accepted auditing standards.

14. Discuss with management an outline of press releases regarding results of operations, as well as general policies on financial information and earnings guidance to be provided to analysts, rating agencies and the general public. Review any relevant items with management and the Company's independent auditors prior to release of any such press releases or earnings guidance. The review shall be with the Chairman of the Audit Committee or the full Audit Committee, as may be appropriate.


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15. At least quarterly, discuss separately with the Company's independent auditors and management the adequacy and effectiveness of the Company's internal accounting and financial controls, and elicit any recommendations for improvement.

16. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors, internal auditors or management.

17. Discuss with management policies with respect to risk assessment and risk management. While it is the job of the Company's management to assess and manage the Company's exposure to risk, the Committee will discuss guidelines and policies that govern the process. This discussion may include the Company's financial risk exposures and the steps management has taken to monitor and control exposure.

18. At least annually, receive reports from the Company's independent auditors regarding the auditors' independence from management and the Company (including the identification of all relationships between the independent auditors and the Company), discuss such reports with the independent auditors, consider whether the provision of non-audit services by the independent auditors is compatible with the auditors' independence, and, if determined by the Audit Committee, recommend that the Board take action to satisfy itself of the independence of the auditors.

19. Confirm that the Company's hiring policies conform to applicable SEC or other external guidelines for employment by the Company of employees and former employees of the independent auditors.

20. Confirm that neither the lead audit partner nor the primary reviewing partner of the independent auditor has performed audit services for the Company for more than five consecutive fiscal years.

21. Confirm that none of the Company's CEO, CFO, chief accounting officer, controller or equivalent officers were employed by the independent auditor and participated in any capacity in the audit of the Company during the one-year period preceding the initiation of the audit.

22. Receive from management a summary of findings from completed audits (and management's response) and a progress report on the proposed internal audit plan with explanations for any material deviations from the original plan.

23. Review periodic reports from management with respect to, and advise the Board regarding compliance with, the Company's Code of Conduct and Ethics.

24. Review with the Company's counsel legal matters that may have a material impact on the financial statements.

25. Provide sufficient opportunity at its meetings to meet separately in executive session with the Company's independent auditors and members of management. Among the items to be discussed with the Company's independent auditors are (i) the independent auditors' evaluation of the Company's financial and accounting personnel; (ii) the cooperation that the independent auditors received during the course of its audit; (iii) any management letter provided by the independent auditors and management's response; and (iv) any other matters the Audit Committee may determine from time to time.

26. Report regularly to the Board. The reports will include any significant issues arising with respect to (i) the quality or integrity of the Company's financial statements; (ii) the performance and independence of the Company's independent auditors; and/or (iii) the effectiveness of the Company's control process for reviewing and approving internal transactions and accounting.



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27. Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

28. In consultation with the Nominating and Corporate Governance Committee, conduct an annual evaluation of the performance and effectiveness of the Audit Committee and report the results of that evaluation to the Board.

29. As the Committee determines necessary to carry out its duties, obtain advice and assistance from outside advisors, including the Company's legal, accounting or other advisors.

30. Review with the independent auditor any audit problems or difficulties and management's response.



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